Exhibit 4.4


                          SUPPLEMENTAL INDENTURE NO. 4

                         DATED AS OF SEPTEMBER 30, 1999


           THIS SUPPLEMENTAL INDENTURE NO. 4 to the Indenture referred to below is dated as of September 30, 1999 (this "Supplemental Indenture No. 4") among ARMCO INC., an Ohio Corporation ("Armco"), AK STEEL CORPORATION, a Delaware corporation ("AK Steel"), and FIFTH THIRD BANK, as trustee (the "Trustee").

           Armco and the Trustee are parties to an Indenture, dated as of October 1, 1992 (the "Base Indenture"), as amended and supplemented, including by Supplemental Indenture No. 2, dated as of September 1, 1997 ("Supplemental Indenture No. 2") and by Supplemental Indenture No. 3, dated as of July 30, 1999 ("Supplemental Indenture No. 3" and, together with the Base Indenture and Supplemental Indenture No. 2, as so amended and supplemented, the "Indenture") providing, among other things, for the authentication, delivery and administration of Armco's 9% Senior Notes due 2007 (the "Notes").

           Pursuant to an Agreement and Plan of Merger, dated as of May 20, 1999 (the "Merger Agreement"), among Armco, AK Steel Holding Corporation, a Delaware corporation ("AK Holding"), and AK Steel, on or about September 30, 1999 Armco shall be merged with and into AK Steel, with AK Steel as the surviving corporation.

           Pursuant to Section 310 of Supplemental Indenture No. 2, upon a merger as described above, the surviving entity of such merger shall expressly assume all of the obligations of Armco in respect of the Notes and the Indenture pursuant to a supplemental indenture satisfactory to the Trustee.

           Armco has directed the Trustee to execute and deliver this Supplemental Indenture No. 4 in accordance with the terms of the Indenture.

           In consideration of the foregoing premises, the parties mutually agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:



NY2:\815655\02\HHD302!.DOC\38055.0020

                                   Article I

                          definitions and effectiveness

           Section 1.1 Definitions. Except as otherwise defined herein, capitalized terms defined in the Indenture are used herein as therein defined.

           Section 1.2 Effectiveness. This Supplemental Indenture No. 4 shall become effective upon (i) the execution and delivery hereof by Armco, AK Steel and the Trustee and (ii) the consummation of the merger contemplated by the Merger Agreement (the "Effective Time").

                                   Article II

                            assumption of obligations

           Section 2.1 Assumption of Obligations. In accordance with Section 310 of Supplemental Indenture No. 2, on and after the Effective Time, AK Steel shall, and by this Supplemental Indenture No. 4 does, hereby assume the due and punctual payment of the principal of, premium, if any, and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by Armco.

           Section 2.2 Receipt by Trustee. In accordance with Sections 10.03 and
14.04 of the Base Indenture, the parties acknowledge that the Trustee has received an Officers' Certificate and an Opinion of Counsel as conclusive evidence that this Supplemental Indenture No. 4 complies with the Indenture.


                                  Article III

                                 Miscellaneous

           Section 3.1 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture No. 4 or the Indenture or any provision herein or therein contained.


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
           Section 3.2 Governing Law. This Supplemental Indenture No. 4 shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State, without reference to principles of conflicts of law.

           Section 3.3 Separability Clause. In case any one or more of the provisions contained in this Supplemental Indenture No. 4 should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected, impaired, prejudiced or disturbed thereby.

           Section 3.4 Ratification of Indenture; Supplemental Indenture No. 4 Part of Indenture. Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Supplemental Indenture No. 4 shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture No. 4.

           Section 3.5 Counterparts. This Supplemental Indenture No. 4 may be simultaneously executed in several counterparts, and all such counterparts executed and delivered, each as an original, shall constitute one and the same instrument.

           Section 3.6 Headings. The descriptive headings of the several Articles of this Supplemental Indenture No. 4 were formulated, used and inserted in this Supplemental Indenture No. 4 for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.



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           IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture No. 4 to be duly executed as of the date first above written.


                                  ARMCO INC.

                                  By: /s/ Jerry W. Albright
                                      ----------------------------------------
                                         Name:      Jerry W. Albright
                                         Title:     Vice President
                                                    and Chief Financial Officer



                                  AK STEEL CORPORATION

                                  By: /s/ John G. Hritz
                                      ----------------------------------------
                                      Name: John G. Hritz
                                      Title: Executive Vice President
                                             and General Counsel



                                  FIFTH THIRD BANK,
                                  as Trustee

                                  By: /s/ Gregory R. Hahn
                                      ----------------------------------------
                                      Name: Gregory R. Hahn
                                      Title: Assistant Vice President



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